Exhibit 10.9

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”), dated as of September 30, 2008, is entered into by and among Unigene Laboratories, Inc., a Delaware corporation (the “Company”), and the lender(s) listed on the signature page hereto (each, a “Holder” and collectively, the “Holders”).

WHEREAS:

A. In connection with that certain Financing Agreement, dated as of even date herewith, by and among the Company, Victory Park Management, LLC, as administrative agent and collateral agent, and the Holders (the “Financing Agreement”), the Company has agreed, upon the terms and subject to the conditions of the Financing Agreement, to issue and sell on the date hereof to each Holder certain shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

B. To induce the Company to execute and deliver the Financing Agreement, each Holder has agreed to enter into this Agreement.

C. This Agreement constitutes a Transaction Document (as defined in the Financing Agreement).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:

1. For a period of one (1) year from the date hereof (the “Lock-Up Period”), no Holder will, without the prior written consent of the Company, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell (if such sale would or could be consummated within the Lock-Up Period) or otherwise dispose of (collectively, “Transfer”) any shares of Common Stock issued to such Holder pursuant to the Financing Agreement (“Financing Shares”). For the purpose hereof, the term “Transfer” includes the entry into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of the Financing Shares or any short selling of the Financing Shares; provided, however, that nothing in this Agreement shall prevent a Holder from entering into any legally permissible hedge or collar transaction (or similar transaction) that does not permit or require the Financing Shares to be transferred into the open market or that does not result in a change of beneficial ownership of the Financing Shares prior to the expiration of the Lock-Up Period.

2. Notwithstanding the foregoing, each Holder may (a) transfer any or all of the Financing Shares, as the case may be, by gift, will or intestacy, (b) pledge the Financing Shares in connection with a bona fide margin account or other loan or financing arrangement secured by the Financing Shares or (c) transfer any or all of its Financing Shares to a partner or affiliate of such Holder; provided, however, that in any such case it shall be a condition to the transfer or pledge that the transferee or pledgee execute an agreement stating that the transferee or pledgee is receiving and holding the Financing Shares subject to the provisions of this Agreement, and there shall be no further transfer of the Financing Shares except in accordance with this Agreement.

3. Each Holder agrees that the Company may, and in the case of clause (ii) that such Holder will, (i) with respect to any Financing Shares for which such Holder is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such Financing Shares on the transfer books and records of the transfer agent or the Company, as applicable, and (ii) with respect to any Financing Shares for which such Holder is the beneficial holder but not the record holder, cause the record holder of such Financing Shares to cause the transfer agent for the Company to note stop transfer instructions with respect to such Financing Shares on the transfer books and records of the transfer agent or the Company, as applicable.

4. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

5. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

6. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7. Upon the earlier of (i) the occurrence of any Event of Default (as defined in the Financing Agreement) of the type described in Section 10.1(c), (d) or (g) of the Financing Agreement and (ii) thirty (30) days following the occurrence of any other Event of Default (without giving effect to any cure period set forth therein) unless such Event of Default shall have been cured prior thereto, in either case this Agreement shall automatically and irrevocably terminate and be of no further force or effect.

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IN WITNESS WHEREOF, each Holder and the Company has caused its signature page to this Lock-Up Agreement to be duly executed as of the date first written above.

COMPANY:

UNIGENE LABORATORIES, INC.

By:	/s/ Warren P. Levy
Name:	Warren Levy
Title:	Chief Executive Officer

HOLDER:

VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD.

By:	Victory Park Capital Advisors, LLC, its investment manager

By:	/s/ Scott Zemnick
Name:	Scott Zemnick
Title:	General Counsel

[Signature Page to Lock-Up Agreement]